As filed with the Securities and Exchange Commission on May 10, 2023

Registration No. 333‑

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Corsair Gaming, Inc.

(Exact name of registrant as specified in its charter)

Delaware	82-2335306
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

115 N. McCarthy Boulevard
Milpitas, California	95035
(Address of registrant’s principal executive offices)	(Zip Code)

2020 Incentive Award Plan

2020 Employee Stock Purchase Plan

(Full Title of the Plan)

Andrew J. Paul

Chief Executive Officer

Corsair Gaming, Inc.

115 N. McCarthy Boulevard

Milpitas, California 95035

(Name and address of agent for service)

(510) 657-8747

(Telephone number, including area code, of agent for service)

Copies to:

Jack Sheridan, Esq. Tad J. Freese, Esq. Phillip S. Stoup, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600	Michael Potter Chief Financial Officer 115 N. McCarthy Boulevard Milpitas, California 95035 (510) 657-8747

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 5,069,261 shares of the Registrant’s common stock issuable under the following employee benefit plans for which Registration Statements of the Registrant on Form S-8 (File Nos. 333-264772, 333-249065 and 333-254142) are effective: (i) the 2020 Incentive Award Plan, as a result of the operation of an automatic annual increase provision therein, which added 4,055,409 shares of common stock and (ii) the 2020 Employee Stock Purchase Plan, as a result of the operation of an automatic annual increase provision therein, which added 1,013,852 shares of common stock.

INCORPORATION BY REFERENCE OF CONTENTS OF REGISTRATION STATEMENT ON FORM S 8

Pursuant to Instruction E of Form S-8, the contents of the Registration Statements on Form S-8 filed with the Securities and Exchange Commission (File Nos. 333-264772, 333-249065 and 333-254142) are incorporated by reference herein.

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Date Filed	Filed Herewith

4.1	Second Amended and Restated Certificate of Incorporation.	8‑K	3.1	09/25/2020

4.2	Amended and Restated Bylaws.	8‑K	3.2	09/25/2020

4.3	Form of Common Stock Certificate of the Registrant.	S‑1/A	4.2	09/18/2020

5.1	Opinion of Latham & Watkins LLP.				X

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).				X

23.2	Consent of Independent Registered Public Accounting Firm.				X

24.1	Power of Attorney (included in the signature page to this registration statement).				X

99.1(a)#	2020 Incentive Award Plan.	S‑1/A	10.3	09/14/2020

99.1(b)#	Form of Stock Option Grant Notice and Stock Option Agreement under the 2020 Incentive Award Plan.	S‑1/A	10.3(a)	09/14/2020

99.1(c)#	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement under the 2020 Incentive Award Plan.	S‑1/A	10.3(b)	09/14/2020

99.1(d)#	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement under the 2020 Incentive Award Plan.	S‑1/A	10.3(c)	09/14/2020

99.2#	2020 Employee Stock Purchase Plan.	S‑1/A	10.4	09/14/2020

107.1	Filing Fee Table.				X

# Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S 8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fremont, California, on May 10, 2023.

CORSAIR GAMING, INC.

By:	/s/ Andrew J. Paul
Andrew J. Paul
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Andrew J. Paul and Michael G. Potter, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Andrew J. Paul	Chief Executive Officer and Director	May 10, 2023
Andrew J. Paul	(Principal Executive Officer)

/s/ Thi L. La	President and Chief Operating Officer and	May 10, 2023
Thi L. La	Director

/s/ Michael G. Potter	Chief Financial Officer	May 10, 2023
Michael G. Potter	(Principal Financial Officer and Principal Accounting Officer)

/s/ Anup Bagaria	Director	May 10, 2023
Anup Bagaria

/s/ Diana Bell	Director	May 10, 2023
Diana Bell

/s/ Jason Cahilly	Director	May 10, 2023
Jason Cahilly

/s/ George L. Majoros, Jr.	Director	May 10, 2023
George L. Majoros, Jr.

/s/ Sarah M. Kim	Director	May 10, 2023
Sarah M. Kim

/s/ Stuart A. Martin	Director	May 10, 2023
Stuart A. Martin

/s/ Samuel R. Szteinbaum	Director	May 10, 2023
Samuel R. Szteinbaum

/s/ Randall J. Weisenburger	Director	May 10, 2023
Randall J. Weisenburger